Registration Statement No. 333-[          ]

United States

Securities And Exchange Commission

Washington, D.C. 20549

Form S-3

Registration Statement

Under The Securities Act Of 1933

Metropolitan Life Insurance Company

(Exact name of registrant as specified in its charter)

New York

(State or other jurisdiction of incorporation or organization)

13-5581829

(I.R.S. Employer Identification Number)

200 Park Avenue, New York, New York 10166

(212) 578-4011

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Stephen A. Gauster

Executive Vice President and General Counsel

Metropolitan Life Insurance Company

200 Park Avenue, New York, New York 10166

(212) 578-3762

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

W. Thomas Conner, Esq.

Vedder Price P.C.

1401 New York Avenue NW, Suite 500

Washington, District of Columbia 20005

(Approximate date of commencement of proposed sale to the public)

As Soon as Practicable after this Registration Statement becomes effective

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

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If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This Registration Statement contains a combined prospectus under Rule 429 under the Securities Act of 1933 that relates to the registrant’s registration statement on Form S-3 (File No. 333-234816) that was initially filed by the registrant on November 22, 2019 (the “Prior Registration Statement”) and declared effective on May 1, 2020. Upon effectiveness, this registration statement will act as a post-effective amendment to the Prior Registration Statement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Subject to Completion, dated November 17, 2022

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus dated May 1,
2023

Metropolitan Life Insurance Company

Registered Fixed Account Option

For Use With Gold Track Select Variable Annuity Contracts

The Registered Fixed Account Option described in this prospectus is an investment option that is available through a rider to your Contract only in conjunction with the Gold Track Select group variable annuity contracts (the “Contracts”) issued by Metropolitan Life Insurance Company (the “Company”) and funded by Metropolitan Life Separate Account E (“Separate Account”). Certificates (“Certificates”) are issued to participants under the Contracts, and any reference in this prospectus to the Contract includes any underlying Certificates. The Company may, in the future, offer the Registered Fixed Account Option through additional contracts funded by Separate Account E (the “Separate Account”) or other separate accounts. We reserve the right with 30 days advance written notice to restrict Purchase Payments into the Registered Fixed Account Option or to restrict transfers from the Separate Account funding options into the Registered Fixed Account Option whenever the credited interest rate is equal to the minimum Guaranteed Interest Rate specified in Your Contract. If this restriction is imposed, we will provide advance written notice if the restriction is subsequently lifted. This version of the Contract is only available in New York State.

This prospectus explains:

•	the Registered Fixed Account Option

•	Metropolitan Life Insurance Company

•	Interest rates and how they are credited

•	Transfers to and from the Registered Fixed Account Option

•	Full and partial surrenders

•	Market Value Adjustment

•	Other aspects of the Registered Fixed Account Option

Your Contract is issued by the Company which is located at 200 Park Avenue, New York, NY 10166-0188. Telephone Number, 1-800-560-5001. MetLife Investors Distribution Company, 200 Park Avenue, New York, NY 10166, is the principal underwriter and distributor of the Contracts.

The Risk Factors for this Registered Fixed Account Option appear on Pages 7-9.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved these securities or the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Mutual funds, annuities and insurance products are not deposits of any bank, and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

SPECIAL TERMS

In this prospectus, the following terms have the indicated meanings:

Accumulation Period — The period before the commencement of Annuity Payments.

Administrative Office — This is the office that services Your Contract or accepts Purchase Payments into your Contract, as applicable. The most recent correspondence, Purchase Payment stub or quarterly statement sent to You will have the address and telephone number that You can use to contact us for specific transactions and requests. We will notify You if there are changes to this information.

Annuitant — A person on whose life the Maturity Date depends and Annuity Payments are made.

Annuity Payments — A series of periodic payments (a) for life; (b) for life with a minimum number of payments; (c) for the joint lifetime of the Annuitant and another person, and thereafter during the lifetime of the survivor; or (d) for a fixed period.

Annuity Period — The period during which Annuity Payments are made.

Beneficiary (ies) — The person(s) or trustee designated to receive any remaining contractual benefits in the event of a Participant’s, Annuitant’s or Contract Owner’s death, as applicable.

Cash Surrender Value — The Cash Value less any amounts deducted upon a withdrawal or surrender, outstanding loans, if available under the Contract, any applicable Premium Taxes or other surrender charges not previously deducted.

Cash Value — The value in Your account less any reductions for administrative charges. There can be Cash Value allocated to the Separate Account Options and Cash Value allocated to the Registered Fixed Account Option.

Certificate — The document issued to Participants under a Contract. Any reference in this prospectus to the Contract includes the underlying Certificate.

Certificate Year — A continuous twelve-month period beginning on the date the Certificate is issued (see “Contract Date,” below) and each anniversary thereof.

Code — The Internal Revenue Code of 1986, as amended, and all related laws and regulations, which are in effect during the term of this Contract.

Company (We, Us, Our) — Metropolitan Life Insurance Company.

Competing Fund — Any other investment option available under your Plan, which in Our opinion, consists primarily of fixed income securities and/or money market instruments.

Contract(s) — Gold Track Select variable annuity contract (including any Certificate issued thereunder). The term “Contract” as used in this Prospectus includes the Registered Fixed Account Option rider.

Contract Date — The date on which the Contract or Certificate, as applicable, is issued. For certain group Contracts, it is the date on which the Contract becomes effective, as shown on the specifications page of the Contract.

Contract Discontinuance — Termination of the Contract and all Certificates issued under the Contract by the Contract Owner.

Contract Owner — The person named in the Contract (on the specifications page, which may be the Participant if so authorized). For certain group Contracts, the Contract Owner is the trustee or other entity which owns the Contract. Any reference in this prospectus to the Contract includes the underlying Certificates that are issued to Participants under the Contracts.

Declared Interest Rate(s) — One or more rates of interest which may be declared by the Company. Such rates will never be less than the Guaranteed Interest Rate stated in the Contract and may apply to some or all of the values under the Registered Fixed Account Option for periods of time determined by the Company.

ERISA — The Employee Retirement Income Security Act of 1974, as amended, and all related laws and regulations which are in effect during the term of this Contract.

General Account — Comprised of the Company’s assets, other than assets in the Separate Account and any other separate accounts it may maintain.

Guarantee Period — Each Purchase Payment receives a declared interest rate that is guaranteed for a series of specified “Guarantee Periods.” The initial Guarantee Period for a Purchase Payment is the twelve-month period from the date the Purchase Payment is received. At the end of that initial twelve-month Guarantee period, a “renewal” interest rate will be declared for that Purchase Payment. The Guarantee Period for that first renewal interest rate will be the period from the end of the initial Guarantee Period to the end of that calendar year. The second and all subsequent renewal rates will be declared each January 1st thereafter and the corresponding Guarantee Period will be through December 31st of that year.

Guaranteed Interest Rate — The effective interest rate credited during a Guarantee Period.

Home Office — The principal executive offices of Metropolitan Life Insurance Company located at 200 Park Avenue, New York, NY 10166-0188.

Market Adjusted Value — The value of funds held in the Registered Fixed Account Option increased or decreased by the Market Value Adjustment.

Market Value Adjustment — A Market Value Adjustment (which may be positive or negative) may be made to your Plan’s Cash Value in the Registered Fixed Account Option upon Contract Discontinuance. The Plan would then determine any allocation of such adjustment to each Participant’s Cash Value. A Market Value Adjustment reflects the relationship between the rate of interest credited to funds on deposit under the Registered Fixed Account Option at the time of Contract Discontinuance to the rate of interest credited on new deposits at the time of Contract Discontinuance.

Maturity Date — The date on which the Annuity Payments are to begin.

Participant — An eligible person who is a member in a tax qualified Plan under Sections 401, 403(b) or 457 of the Code, or a nonqualified deferred compensation Plan.

Participant’s Individual Account — An account to which amounts are credited to a Participant or Beneficiary under the Contract.

Plan — The Plan or the arrangement used in a retirement plan or program whereby the Purchase Payments and any gains are intended to qualify under Sections 401, 403(b) or 457 of the Code.

Plan Administrator — The corporation or other entity so specified on the application or purchase order. If none is specified, the Plan Trustee is the Plan Administrator.

Plan Termination — Termination of Your Plan, including partial Plan Termination, as determined by Us.

Plan Trustee — The trustee specified in the Contract specifications.

Premium Tax — The amount of tax, if any, charged by the state or municipality. Generally, We will deduct any applicable Premium Tax from the Cash Value either upon surrender, annuitization, death, or at the time a Purchase Payment is made, but no earlier than when We incur the liability under state law. New York does not currently assess premium taxes on Purchase Payments You make.

Purchase Payments — The premium payments applied to the Contract. When the Participant directs Us to do so, We will apply all or any specified part of a Participant’s Purchase Payments to the Registered Fixed Account Option.

Separate Account — Metropolitan Life Separate Account E (“Separate Account”).

Separate Account Option — A funding option available under Your Contract, the value of which varies with the investment experience of an underlying mutual fund option.

Written Request — Written instructions or information sent to Us in a form and content satisfactory to Us and received in good order at Administrative Office.

You, Your — In this prospectus, depending on the context, “You” is the Owner of the Contract or the Participant or Annuitant for whom money is invested under certain group arrangements. In cases where We are referring to giving instructions or making payments to Us for qualified Contracts or Contracts used in connection with non-qualified deferred compensation plans or qualified excess benefit arrangements, “You” means the trustee or employer. Under certain group arrangements where the Participant or Annuitant is permitted to choose among Separate Account Options, “You” means the Participant or Annuitant who is giving Us instructions about the Separate Account Options. In connection with a Plan Termination, as of the date of the Contract or cash distribution under such Plan Termination, “You” means the Participant who has received such Contract or cash distribution.

SUMMARY

This prospectus describes the Registered Fixed Account Option available as a companion Contract with Gold Track Select variable annuity contracts, available in New York State, and registered with the SEC. The Contracts are used with:

•	qualified pension and profit-sharing Plans;

•	tax-deferred annuity Plans (for public school teachers and employees and employees of certain other tax-exempt and qualifying employers); and

•	deferred compensation Plans of state and local governments.

Metropolitan Life Insurance Company issues the Contracts. Purchase Payments made under the Contracts and directed to the Registered Fixed Account Option become a part of the Company’s General Account. Purchase Payments may also be allocated to one or more Separate Account Options. The variable annuity contract and underlying mutual funds underlying the Separate Account Options are described in separate prospectuses. Please read all prospectuses carefully before investing.

During the Accumulation Period, the Registered Fixed Account Option provides for Purchase Payments to be credited with an initial interest rate that is declared monthly, and that rate is guaranteed for a 12-month period. We guarantee that the initial credited interest rate will never be less than the minimum interest rate permitted under New York law.

At the end of the Guarantee Period, a renewal interest rate will be determined by the Company. We guarantee that the renewal interest rate will never be less than the minimum interest rate permitted under New York law. At the end of the initial Guarantee Period for a Purchase Payment, the first renewal rate will be guaranteed to the end of the calendar year. The second and all subsequent renewal rates for that Purchase Payment will be declared each January 1 thereafter, and will be guaranteed through December 31 of that year. The rates of interest credited will affect a Participant’s Cash Value. (See “Cash Values”.) Such rates may also be used to determine amounts payable upon termination of the Contracts. (See “Surrenders — Contract Discontinuance”.)

In the future, the Company may decide to offer the Registered Fixed Account Option with guaranteed rates that are declared on a calendar quarter basis and applied to all Purchase Payments for the remainder of the calendar quarter. At the end of such calendar quarter, the Company will declare a new guaranteed rate that will be applied to all new Purchase Payments allocated to the Registered Fixed Account Option for the following calendar quarter, as well as Purchase Payments that were previously applied to the Registered Fixed Account Option.

Generally, the Company intends to invest assets directed to the Registered Fixed Account Option in investment-grade securities. The Company has no specific formula for determining the initial interest rates or renewal interest rates. However, such a determination will generally reflect interest rates available on the types of debt instruments in which the Company intends to invest the amounts directed to the Registered Fixed Account Option. In addition, the Company’s management may also consider various other factors in determining these rates for a given period, including regulatory and tax requirements; sales commission and administrative expenses borne by the Company; general economic trends; and competitive factors. (See “Investments by the Company”.)

The Participant may, during the Accumulation Period, direct all or a portion of their Cash Value under the Registered Fixed Account Option to one or more of the investment options of the Separate Account. No surrender charges will be deducted on such transfers. However, there are restrictions which may limit the amount that may be so directed and transfers may be deferred in certain cases.

Distributions and transfers from the Registered Fixed Account Option are made on a last-in, first-out basis. We will determine the Cash Surrender Value as of the next valuation date after We receive a Written Request at Our Administrative Office. We reserve the right to defer payment of the Registered Fixed Account Option for up to six months from the date We receive the Written Request. If a payment is deferred for more than 30 days after We receive the request, We will pay a minimum interest rate on the amount.

WHEN A MARKET VALUE ADJUSTMENT AND SURRENDER CHARGES APPLY — GENERAL

If Your Cash Value is subject to both a Market Value Adjustment and a surrender charge, the Market Value Adjustment will be applied first. A surrender charge will generally apply if You make a partial or full surrender of Your Contract. If You make a transfer from Your Contract to the Separate Account Options, Your transfer will not be subject to a surrender charge. Transfers from Your Contract to Competing Funds are prohibited. (See “Surrenders”.) A Market Value Adjustment only applies to Contract discontinuations (See “Contract Discontinuance”).

PRINCIPAL RISKS OF INVESTING IN THE REGISTERED FIXED ACCOUNT OPTION

Investing in the Registered Fixed Account Option involves risks. The following are the principal risks of an investment in the Registered Fixed Account Option. You should carefully consider the below risks in addition to the other information contained in this Prospectus.

Risk of Loss

An investment in the Registered Fixed Account Option is not a bank deposit and is not guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. If the Market Value Adjustment is triggered, the Registered Fixed Account Option is subject to market risk and You could lose money.

Risks Associated with the Company

Benefit amounts are paid from Our General Account and are subject to the financial strength and claims paying ability of the Company and Our long term ability to make such payments and are not guaranteed by Our parent company, MetLife, Inc., or by any other party. We issue other annuity contracts and life insurance policies where We pay all money We owe under those contracts and policies from Our General Account. The Company’s General Account is not segregated or insulated from the claims of the Company’s creditors. We are regulated as an insurance company under state law, which includes, generally, limits on the amount and type of investments in its General Account. However, there is no guarantee that We will be able to meet Our claims paying obligations; there are risks to purchasing any insurance product. The Company’s financial statements include a further discussion of risks inherent within the Company’s General Account investments. (See “Information Incorporated by Reference.”) You may surrender Your Contract at any time, but the Cash Value may be subject to a surrender charge and/or a Market Value Adjustment calculation that may increase or decrease the amount payable upon surrender.

Interest Rate Risk

The Company has no specific formula for determining the initial interest rates or renewal interest rates that will determine your investment return under the Registered Fixed Account Option. However, such a determination will generally reflect interest rates available for the types of debt instruments in which the Company intends to invest the amount directed to the Registered Fixed Account Option. Accordingly, your investment in the Registered Fixed Account Option is subject to general interest rate risk volatility. In addition, the Company’s management may also consider various other factors in determining the rates credited under the Registered Fixed Account Option for a given period, including regulatory and tax requirements; sales commissions and administrative expenses borne by the Company; general economic trends; and competitive factors. Considerations of these various other factors may adversely impact the level of rates credited under the Registered Fixed Account Option.

We reserve the right with 30 days advance written notice to restrict Purchase Payments into the Registered Fixed Account Option or to make transfers from the Separate Account Options into the Registered Fixed Account Option whenever the credited interest rate is equal to the minimum Guaranteed Interest Rate specified in Your Contract. You should consider how significant the ability to make allocations or transfers to the Registered Fixed Account Option is for Your long term investment plans, because the Registered Fixed Account Option may not be available at all times.

Conflicts of Interest

Your investment professional may receive compensation for selling the Contract to You, both in the form of commissions and because the Company may share the revenue it earns on the Contract with the professional’s firm. This conflict of interest may influence your investment professional to recommend the Contract over another investment. In addition, some investment professionals may have a financial incentive to offer you a new contract in place of the one you own.

Suitability

An investment in the Contract may not be suitable for all investors. For example, there is no additional tax benefit if You purchase the Contract through a tax-qualified plan. Therefore, there should be reasons other than tax deferral for investing in the Contract. You should consult with a tax or investment professional to determine the tax and other implications of an investment in and Purchase Payments received under the Contract.

Cybersecurity

Our business is highly dependent upon the effective operation of our information systems, and those of our service providers, vendors, and other third parties. Cybersecurity breaches of such systems can be intentional or unintentional events, and can occur through unauthorized access to computer systems, networks or devices; infection from computer viruses or other malicious software code; or attacks that shut down, disable, slow or otherwise disrupt operations, business processes or website access or functionality and our disaster recovery systems may be insufficient to safeguard our ability to conduct business. Cybersecurity breaches can interfere with our processing of contract transactions, including the processing of transfer orders from our website or with the Registered Fixed Account Option; impact our ability to calculate Market Value Adjustments; cause the release and possible loss or destruction of confidential Contract Owner or business information; impede order processing or cause other operational issues; and result in regulatory enforcement actions or new laws or regulations which could increase our compliance costs. Although we continually make efforts to identify and reduce our exposure to cybersecurity risk, and we require our critical vendors to implement effective cybersecurity and data protection measures, there is no guarantee that we will be able to successfully manage this risk at all times.

Pandemics and Other Public Health Issues

The pandemic spread of the novel coronavirus COVID-19 has caused and may continue to cause illnesses and deaths. This pandemic, other pandemics, and their related major public health issues, and governmental, business and consumer reactions to them, have affected and may continue to have a major impact on the global economy and financial markets. Governmental and non-governmental organizations may not effectively combat the spread and severity of such a pandemic, increasing uncertainty, and creating the potential for more rapid changes to which the Company may find it more difficult to adjust. For example, regulatory action in response to pandemics or other health issues may impose new requirements affecting the Company’s obligations under your Contract, exposing the Company to risks and costs that the Company is unable to foresee or underwrite.

Terrorism and Security Risks

The continued threat of terrorism, ongoing or potential military and other actions such as the Russia-Ukraine conflict, and heightened security measures may cause significant volatility in global financial markets and result in loss of life, property damage, additional disruptions to commerce and reduced economic activity. The value of our investment portfolio may be adversely affected by declines in the credit and equity markets and reduced economic activity caused by such threats. Companies in which we maintain investments may suffer losses as a result of financial, commercial or economic disruptions, and such disruptions might affect the ability of those companies to pay interest or principal on their securities or mortgage loans. Terrorist or military actions also could disrupt our operations centers and result in higher than anticipated claims under our insurance policies.

THE ANNUITY CONTRACT AND YOUR RETIREMENT PLAN

The Contract may provide that all or some of Your rights or choices as described in this prospectus are subject to the Plan’s terms. For example, limitations on Your rights may apply to Purchase Payments, withdrawals, transfers, loans, the death benefit and pay-out options.

The Contract may provide that a Plan administrative fee will be paid by making a withdrawal from the Contract/Certificate Cash Value. Also, the Contract may require that You or Your Beneficiary obtain a signed authorization from Your employer or Plan Administrator to exercise certain rights. We may rely on Your employer’s or Plan Administrator’s statements to Us as to the terms of the Plan or Your entitlement to any amounts. We are not a party to Your employer’s retirement Plan. We will not be responsible for determining what Your Plan says. You should consult the Contract and Plan document to see how You may be affected.

Plan Terminations

Upon termination of a retirement Plan, your employer is generally required to distribute your Plan benefits under the Contract to You.

This distribution is in cash or direct rollover to another employer sponsored plan or IRA. The distribution is a withdrawal under the Contract and any amounts withdrawn are subject to a Market Value Adjustment and any applicable surrender charges. Outstanding loans, if available, will be satisfied (paid) from Your cash benefit prior to its distribution to You. In addition, Your cash distributions are subject to withholding, ordinary income tax and applicable Federal income tax penalties. (See “Federal Tax Considerations.”) Surrender charges will be waived if the net distribution is made under the exceptions listed in the “Surrenders” section of the prospectus.

THE REGISTERED FIXED ACCOUNT OPTION

The Registered Fixed Account Option is available only in conjunction with the purchase of a Gold Track Select variable annuity contract issued by the Company in New York State. The Contracts are available as group Contracts. Participants are issued Certificates summarizing the provisions of the Contract.

We reserve the right with 30 days advance written notice to restrict Purchase Payments into the Registered Fixed Account Option or to make transfers from the Separate Account Options into the Registered Fixed Account Option whenever the credited interest rate is equal to the minimum Guaranteed Interest Rate specified in Your Contract. If a restriction is imposed, We will provide advance written notice if this restriction is subsequently lifted.

THE ACCUMULATION PERIOD

Purchase Payments

During the Accumulation Period, all or a portion of Purchase Payments (less any Premium Taxes), may be allocated to the Registered Fixed Account Option. We may refuse to accept total Purchase Payments over $3,000,000. We will apply the allocation of the first Purchase Payment paid for the Registered Fixed Account Option to the Registered Fixed Account Option within two business days after it is received in good order at Our Administrative Office. We will apply any allocation of the Purchase Payments after the first Purchase Payment to the Registered Fixed Account Option as of the day We receive it at Our Administrative Office.

We accept Purchase Payments made by check or cashier’s check. We do not accept cash, money orders or traveler’s checks. We reserve the right to refuse Purchase Payments made via a personal check in excess of $100,000. Purchase Payments over $100,000 may be accepted in other forms, including but not limited to, EFT/wire transfers, certified checks, corporate checks, and checks written on financial institutions. The form in which We receive a Purchase Payment may determine how soon subsequent disbursement requests may be fulfilled.

Declared Interest Rates of the Initial and Subsequent Renewal Periods for each Purchase Payment

Initial interest rates are declared monthly, and those rates apply to each new Purchase Payment received within the month and are guaranteed for a 12-month period.

At the end of the initial 12-month Guarantee Period, a renewal interest rate will be determined for that Purchase Payment. The rate will never be less than the minimum initial interest rate permitted under New York law. (The minimum interest rate depends on the date Your Contract is issued but will not be less than 1%.) At the end of the initial Guarantee Period, the first renewal rate will be guaranteed to the end of that calendar year. The second and all subsequent renewal rates will be declared each January 1 thereafter, and will be guaranteed through December 31 of that year.

In the future, the Company may decide to offer the Registered Fixed Account Option with guaranteed rates that are declared on a calendar quarter basis and applied to all Purchase Payments for the remainder of the calendar quarter. At the end of such calendar quarter and all subsequent calendar quarters, the Company will declare a new guarantee rate that will be applied to all new Purchase Payments allocated to the Registered Fixed Account Option for the following calendar quarter, as well as Purchase Payments that were previously applied to the Registered Fixed Account Option.

The Company has no specific formula for determining the rate(s) of interest that it will declare. Generally, the rates We determine will reflect interest rates available on the types of debt instruments in which We intend to invest the amounts directed to the Registered Fixed Account Option. In addition, the Company’s management may also consider various other factors in determining interest rates for a given period, including regulatory and tax requirements; sales commission and administrative expenses borne by the Company; general economic trends; and competitive factors. The Company’s management will make the final determination as to any Declared Interest Rates and any interest in excess of the minimum interest rate allowed under New York state law. The Company cannot predict nor guarantee the rates of any future declared interest in excess of the minimum rate.

Cash Values

We will credit amounts held under the Registered Fixed Account Option with interest. The minimum Guaranteed Interest Rate will never be lower than the minimum rate permitted under New York state law (the minimum interest rate depends on the date Your Contract is issued but will not be less than 1%). Interest is credited daily. Purchase Payments (other than the initial Purchase Payment) are allocated to the Registered Fixed Account Option as of the close of the business day on which We receive the Purchase Payment at the Administrative Office. Therefore, Purchase Payments begin earning interest the day after We receive the Purchase Payment in good order.

Section 403(b) Collateralized Loans

If Your employer’s Plan and Gold Track Select Contract permits loans, such loans will be made only from any Registered Fixed Account Option value and only up to certain limits. In that case, We credit Your Registered

Fixed Account Option value up to the amount of the outstanding loan balance with a rate of interest that is less than the interest rate We charge for the loan. For loans not subject to ERISA, the maximum loan interest rate is 7.4% per year. For loans subject to ERISA, the maximum loan interest will not exceed the greater of (i) a current Moody’s Corporate Bond Yield Average or similar average stated in Your Contract, or (ii) the rate used to compute the Cash Surrender Value under the Registered Fixed Account Option (see “Surrenders — Market Value Adjustment”) plus 1% per annum. The Code and applicable income tax regulations limit the amount that may be borrowed from Your Contract and all of Your employer Plans in the aggregate and also require that loans be repaid, at a minimum, in scheduled level payments over a proscribed term. Your employer’s Plan and Contract will indicate whether loans are permitted. The terms of the loan are governed by the Contract and loan agreement. Failure to satisfy loan limits under the Code or to make any scheduled payments according to the terms of Your loan agreement and federal tax law could have adverse tax consequences. Consult Your tax adviser and read Your loan agreement and Contract prior to taking any loan.

SURRENDERS

General

Subject to the termination provisions described below, the Contract Owner may request a full or partial surrender of Cash Values at any time from the Registered Fixed Account Option.

We may withhold payment of Cash Surrender Value or a Participant’s loan proceeds if any portion of those proceeds would be derived from a Contract Owner’s check that has not yet cleared (i.e., that could still be dishonored by Your banking institution). We may use telephone, fax, internet or other means of communication to verify that payment from the Contract Owner’s check has been or will be collected. We will not delay payment longer than necessary for Us to verify that payment has been or will be collected. Contract Owners may avoid the possibility of delay in the disbursement of proceeds coming from a check that has not yet cleared by providing Us with a certified check.

Payment of Full or Partial Surrenders

In the event of a partial surrender from the Registered Fixed Account Option, We will pay the requested value less any applicable surrender charges. All partial surrenders will be made on a last-in, first-out basis. If an allocated account is surrendered for reasons other than Contract termination, We will pay the Cash Value, less any outstanding loan surrenders not previously deducted, less any Premium Tax, the administrative charge, and any surrender charges, as applicable. Please consult the accompanying variable annuity Contract prospectus for any applicable surrender charges, including whether Free Withdrawal Amounts may be available.

Contract Discontinuance

If the Plan discontinues the Contract, no further Purchase Payments or transfers will be allowed from the time We receive notice. The Market Value Adjustment, if any (calculated as of a date requested by the Plan within 60 days before the date of discontinuance) is based upon the greater of the Plan’s Cash Value in the Registered Fixed Account Option on the date of discontinuance or 30 days prior to the date of discontinuance. We will apply any resulting Market Value Adjustment (positive or negative) to the Plan which will then determine any application to Participant Individual Accounts. If You are a Participant, contact Your Plan Administrator/Trustee or Your employer regarding whether the Market Value Adjustment will affect Your Individual Account when the Contract is terminated. The Company does not assess Market Value Adjustment charges against the Separate Account. The negative Market Value Adjustment plus the surrender charges assessed will never exceed 10% of the amount allocated to the Registered Fixed Account Option. Under the terms of the Contract We reserve the right to terminate the Contract when the Plan holds less than $20,000 in the Contract. A Market Value Adjustment may apply. We reserve the right to terminate a Participant’s Individual Account that is less than $2,000 and Purchase Payments have not been made for at least three years.

If the Contract is discontinued because of Plan Termination due to the dissolution or liquidation of the employer under US Code Title 11 procedures, the Market Value Adjustment will not apply and the Cash Surrender Value will be distributed directly to Participants. Distribution may be in the form of cash payments, annuity options or deferred annuities. This provision does not apply to Plans established under Section 457 of the Code.

We will not terminate a Contract that includes a guaranteed death benefit if at the time the termination would otherwise occur the guaranteed amount under any death benefit is greater than the Cash Value. However, if You are a Participant and the Plan determines to terminate the Contract at a time when You have a guaranteed amount under any death benefit that is greater than the Cash Value, You forfeit any guaranteed death benefit You have accrued under the death benefit upon termination of the Contract.

If the Contract Owner requests a full surrender of the Contract or of all Cash Value held in the Registered Fixed Account Option for reasons other than those discussed above, the Company will determine the Market Adjusted Value of the Registered Fixed Account Option.

If the Company discontinues the Contract, We will pay the Contract Owner the Cash Value of the Registered Fixed Account Option without application of the Market Value Adjustment.

Market Value Adjustment

Market Adjusted Values are based on a Plan’s Cash Value in the Registered Fixed Account Option. The Plan will determine any application of a Market Value Adjustment to a Participant’s Individual Account. Contact Your Plan Administrator/Trustee or Your employer regarding whether the Market Value Adjustment will affect a Participant’s Individual Account when the Contract is terminated.

The amount payable to the Contract Owner if a Contract is discontinued may be increased or decreased by the application of the Market Value Adjustment formula. Generally, if interest rates increase, one could expect the Market Value Adjustment to decrease and if interest rates decrease, one could expect the Market Value Adjustment to increase. The formula is the following:

Market Adjusted Value = Cash Value × (1 + RO)5 /(1 + R1 + .0025†)5

Where:

RO is the weighted average of all interest rates credited to all amounts in the Registered Fixed Account Option at the time of termination, and

R1 is the interest rate credited on new deposits for this class of contracts at the time of termination.

†

25 basis points is the margin to cover liquidating the specific level of assets when a market adjusted value calculation is triggered. The rate is set by the underlying contract as part of the overall market adjustment formula.

Gold Track Select Contracts issued to ERISA Plans:

Upon discontinuance, the Contract Owner may select one of the payment methods described below:

a)	Lump Sum Payment Option. We will pay You the Market Adjusted Value, less any surrender charges, less any loans outstanding in one lump sum within 60 days of the date of discontinuance. We may defer the payment for this amount for up to six months from the date of discontinuance. If a payment is deferred more than 10 working days from the date of discontinuance, interest will continue to be earned during the deferred period in the same manner as described in the Contract; or

b)

Installment Payment Option. We will pay You the Cash Value of the Registered Fixed Account Option in installments over a 5 year period. Interest will be credited to the remaining Cash Value of the Registered Fixed Account Option during this installment period at a fixed effective annual interest rate of not less than 1.5% below the net effective rate being credited to the Contract on the date of discontinuance. The first payment will be made no later than 60 days following the Company’s mailing of the written notice of Contract discontinuance to the Contract Owner at the most current address available on the Company’s records. The remaining payments will be mailed on each anniversary of the discontinuance date for 4 years. Allowable distributions shown on the Contract specifications page are not allowed during the 5 year installment period.

Gold Track Select Contracts issued to non-ERISA 403(b) Plans:

Upon discontinuance:

•

If the Market Adjusted Value is less than the Cash Value of the Registered Fixed Account Option as of the date of discontinuance, We will pay You the Market Adjusted Value, less any surrender charges, less any loans outstanding in one lump sum.

•

If the Market Adjusted Value is greater than the Cash Value of the Registered Fixed Account Option as of the date of discontinuance, We will pay the Cash Surrender Value of the Registered Fixed Account Option as of the date of discontinuance in one lump sum.

We may defer payment of this amount for up to six months from the date of discontinuance. If a payment is deferred more than 10 working days from the date of discontinuance, interest will continue to be earned during the deferred period in the same manner as described in the Contract.

Gold Track Select Contracts issued to Governmental 457 Plans Subject to the New York State Deferred Compensation Board Rules and Regulations:

We will pay the Cash Value of the Registered Fixed Account Option in one lump sum to the Contract Owner, or Participant if so authorized, no later than 30 days following the date of discontinuance. If We defer payment for 10 working days or more, interest will continue to be earned during the deferred period at the rate required by law or at the rate currently being credited under this Contract, whichever is greater. No surrender charges nor Market Adjusted Value will be assessed against the Participant’s Cash Value in the Registered Fixed Account Option if the Contract is discontinued.

Annuity Period

We will normally make Annuity Payments within 15 business days after We receive a settlement claim, or any other later specified date. Subsequent payments will be made periodically on the anniversaries of the first payment.

The Gold Track Select Contract prospectus describes more fully the Annuity Period and annuity options under the Contracts. Please note, however, that annuitization is irrevocable; once fixed Annuity Payments have begun, the annuity benefit cannot be surrendered for a lump sum settlement.

Restrictions on Financial Transactions

Federal laws designed to counter terrorism and prevent money laundering might, in certain circumstances, require Us to block a Contract Owner’s ability to make certain transactions and thereby refuse to accept any request for transfers, withdrawals, surrenders, or death benefits, until instructions are received from the appropriate regulator. We may also be required to provide additional information about You and Your Contract to government regulators.

Misstatement

We may require proof of age of the Contract Owner, Beneficiary or Annuitant before making any payments under this Contract that are measured by the Contract Owner’s, Beneficiary’s or Annuitant’s life. If the age of the measuring life has been misstated, the amount payable will be the amount that would have been provided at the correct age.

Once Annuity Payments have begun, any underpayments or overpayments will be deducted from or added to the payment or payments made after the adjustment. We are required to pay interest on any underpayments.

TRANSFERS

No transfers are allowed between the Registered Fixed Account Option and any Competing Fund.

The charges for transfers are described under “Transfer Charge” in the Gold Track Select Contract prospectus which accompanies this prospectus. No surrender charges or Market Value Adjustment apply when a transfer is made. The Gold Track Select prospectus also describes certain transfer restrictions not discussed in this prospectus.

Transfers from the Registered Fixed Account Option

The Contract Owner may transfer amounts in the Registered Fixed Account Option to one or more of the Separate Account Options subject to the Competing Fund restrictions described in Your Contract. All transfers will be made on a last-in, first-out basis. That is, the money most recently deposited or transferred into the Registered Fixed Account Option will be transferred or surrendered first.

Amounts previously transferred from the Registered Fixed Account Option to the Separate Account Options may not be transferred back to the Registered Fixed Account Option or any Competing Fund for a period of at least three months from the date of the transfer. The Company may eliminate this restriction in circumstances where Guaranteed Interest Rates on the Registered Fixed Account Option are declared and credited on a quarterly basis.

Depending on your Contract, transfers from the Registered Fixed Account Option may be limited in any calendar year to 20% of the Certificate Cash Value in the Registered Fixed Account Option as of the end of the preceding Certificate Year. If transfers are limited in any calendar year to 20% of the Certificate Cash Value, it is important to note that it will take over 10 years (assuming no additional Purchase Payments or transfers into the Registered Fixed Account Option and discounting any accrued interest) to make a complete transfer of your balance from the Registered Fixed Account Option because of the transfer allowance restriction indicated above. This is because the 20% transfer allowance is based on a declining Cash Value in the Registered Fixed Account Option rather than on withdrawals based upon a fixed number of years. For example (based on the assumptions above), if your initial Cash Value in the Registered Fixed Account Option is $100, the 20% transfer allowance only allows you to transfer up to $20 that Certificate Year. If you transfer the maximum transfer allowance that Certificate Year, you may only transfer up to $16 the following Certificate Year based on the 20% transfer allowance of the $80 Cash Value remaining in the Registered Fixed Account Option for such Certificate Year. It is important to consider when deciding to invest in the Registered Fixed Account Option whether this 20% transfer allowance restriction fits your risk tolerance and time horizon. (See also “Surrenders.”)

Transfers to the Registered Fixed Account Option

Values held in a Separate Account Option may be transferred to the Registered Fixed Account Option at any time subject to any Competing Fund restrictions which may apply.

We reserve the right with 30 days advance written notice to restrict transfers from the Separate Account Options into the Registered Fixed Account Option whenever the credited interest rate is equal to the minimum Guaranteed Interest Rate specified in Your Contract. We will provide advance written notice if this restriction is subsequently lifted.

THE INSURANCE COMPANY

Metropolitan Life Insurance Company is a provider of insurance, annuities, employee benefits and asset management. We are also one of the largest institutional investors in the United States with a general account portfolio invested primarily in fixed income securities (corporate, structured products, municipals, and government and agency) and mortgage loans, as well as real estate, real estate joint ventures, other limited partnerships and equity securities. The Company was incorporated under the laws of New York in 1868. The Company’s office is located at 200 Park Avenue, New York, New York 10166-0188. The Company is a wholly-owned subsidiary of MetLife, Inc. Obligations to Owners and Beneficiaries that arise under the Contract (including the Registered Fixed Account Option) are obligations of the Company.

We must invest Our assets in our General Account according to New York state law regarding the nature, quality and diversification of investments that may be made by life insurance companies. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments. The proceeds from the Registered Fixed Account Option will become part of the Company’s General Account and are available to meet the Company’s guarantees under the Registered Fixed Account Option as well as to fund the claims of all classes of customers of the Company other than those funded by our separate investment accounts. General Account assets are also subject to our general liabilities from general business operations.

In establishing Declared Interest Rates, the Company will consider the yields available on the instruments in which it intends to invest the amounts directed to the Registered Fixed Account Option. The current investment strategy for the Contracts is to invest in investment-grade fixed income securities, including public bonds, privately placed bonds, and mortgages, some of which may be zero coupon securities. While this generally describes Our investment strategy, We are not obligated to follow any particular strategy except as may be required by federal and state laws.

ANNUAL STATEMENT

At the end of each calendar year, You will receive a statement that will show:

•	Your Cash Value as of the end of the preceding year;

•	all transactions regarding Your Contract during the year;

•	Your Cash Value at the end of the current year; and

•	the interest credited to Your Contract.

DISTRIBUTION OF THE CONTRACTS

MetLife Investors Distribution Company (“MLIDC”) is the principal underwriter and distributor of the securities offered through this prospectus. MLIDC, which is Our affiliate, also acts as the principal underwriter and distributor of some of the other variable annuity contracts and variable life insurance policies We and Our affiliated companies issue. MLIDC is not obligated to take and pay for, and is not required to sell, any specific number or dollar amount of Contracts. We reimburse MLIDC for expenses MLIDC incurs in distributing the Contracts (e.g. commissions payable to the retail broker-dealers who sell the Contracts.) MLIDC does not retain any fees under the Contracts.

MLIDC’s principal executive offices are located at 200 Park Avenue, New York, NY 10166. MLIDC is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as the securities commissions in the states in which it operates, and is a member of the Financial Industry Regulatory Authority (“FINRA”). FINRA provides background information about broker-dealers and their registered representatives through FINRA BrokerCheck. You may contact the FINRA BrokerCheck Hotline at 1-800-289-9999, or log on to www.finra.org. An investor brochure that includes information describing FINRA BrokerCheck is available through the Hotline or on-line.

The Contracts are sold through unaffiliated broker-dealers, which are registered with the SEC as broker-dealers under the Exchange Act and members of FINRA. The Contracts may also be sold through the mail, the Internet or by telephone.

There is no front-end sales load deducted from Purchase Payments to pay sales commissions. Distribution costs are recovered through charges assessed against Cash Value in the Separate Account or any other separate accounts through which Contracts are issued in the future. Distribution costs may also be recovered through any “spreads” representing the difference between what we earn on our General Account Assets and what we pay as interest under the Contracts. MLIDC pays compensation based upon a ‘gross dealer concession’ model. The maximum gross dealer concession is 5% of each Purchase Payment. The gross dealer concession applies each year the Certificate is in force and, starting in the second Certificate Year, is a maximum of 1.00% of the contract value each year that the Contract is in force for servicing the Contract. Gross dealer concession may also be paid when the Contract is annuitized. The amount of this gross dealer concession credited upon an annuitization depends on several factors, including the number of years the Contract has been in force.

We may make payments to MLIDC that may be used for its operating and other expenses, including the following sales expenses: compensation and bonuses for MLIDC’s management team, advertising expenses, and other expenses of distributing the Contracts. MLIDC’s management team and registered representatives also may be eligible for non-cash compensation items that we may provide jointly with MLIDC. Non-cash items include conferences, seminars and trips (including travel, lodging and meals in connection therewith), entertainment, merchandise and other similar items. Broker-dealers pay their sales representatives all or a portion of the commissions received for their sales of the Contracts. Some firms may retain a portion of commissions. The amount that the broker-dealer passes on to its sales representatives is determined in accordance with its internal compensation programs. Those programs may also include other types of cash and non-cash compensation and other benefits. Sales representatives of these selling firms may also receive non-cash compensation pursuant to their firm’s guidelines, directly from Us or the distributor. We and Our affiliates may also provide sales support in the form of training, sponsoring conferences, defraying expenses at vendor meetings, providing promotional literature and similar services. An unaffiliated broker-dealer or sales representatives of an unaffiliated broker-dealer may receive different compensation for selling one product over another and/or may be inclined to favor one product provider over another product provider due to differing compensation rates. Ask Your sales representative from the unaffiliated broker-dealer for further information about what Your sales representative and the broker-dealer (where applicable) for which he or she works may receive in connection with Your purchase of a Contract.

From time to time, We pay organizations, associations and non-profit organizations fees to sponsor the Company’s variable annuity contracts. We may also obtain access to an organization’s members to market Our variable annuity contracts. These organizations are compensated for their sponsorship of Our variable annuity contracts in various ways. Primarily, they receive a flat fee from Us. We also compensate these organizations by funding of their programs, scholarships, events or awards, such as a principal of the year award. We may also lease their office space or pay fees for display space at their events, purchase advertisements in their publications or reimburse or defray their expenses. In some cases, We hire organizations to perform administrative services for Us, for which they are paid a fee based upon a percentage of the account balances their members hold in the Contract. We also may retain finders and consultants to introduce Us to potential clients and for establishing and maintaining relationships between Us and various organizations. The finders and consultants are primarily paid flat fees and may be reimbursed for their expenses. We or Our affiliates may also pay duly licensed individuals associated with these organizations cash compensation for the sales of the Contracts.

FEDERAL TAX CONSIDERATIONS

Taxation of the Company

The Company is taxed as a life insurance company. The assets underlying the Registered Fixed Account Option under the Contracts will be owned by the Company. The income earned on such assets will be the Company’s income.

Information Regarding the Contracts

Tax information regarding the Contracts/Certificates and distributions is briefly described in the accompanying Contract prospectus.

ABANDONED PROPERTY REQUIREMENTS

Every state has unclaimed property laws which generally declare non-ERISA (the Employee Retirement Income Security Act of 1974) annuity contracts to be abandoned (1) if annuity payments have not commenced, after a period of inactivity of three to five years from the contract’s Maturity Date or the date the death benefit is due and payable or (2) if annuity payments have commenced, after a period of two or three years from the date the payment is due and payable, or if death benefits are unclaimed after a period of inactivity of three to five years from the date the death benefit is due and payable. For example, if the payment of a death benefit has been triggered and certain mandated time periods have passed, We have performed a thorough search and are still unable to locate the Beneficiary of the death benefit, or the Beneficiary does not come forward to claim the death benefit in a timely manner, the death benefit will be paid to the abandoned property division or unclaimed property office of the state in which the Beneficiary or You last resided, as shown on Our books and records. (Escheatment is the formal legal name of this process.) However, the state is obligated to pay the death benefit (without interest) if Your Beneficiary steps forward to claim it with the proper documentation and within certain mandated periods. To prevent Your Contract’s proceeds from being paid to the state abandoned or unclaimed property office, it is important that You update Your Beneficiary designations, including addresses, if and as they change. To make changes, contact the Administrative Office.

INFORMATION INCORPORATED BY REFERENCE

TO BE UPDATED BY AMENDMENT

Under the Securities Act of 1933, the Company has filed with the SEC a registration statement (the “Registration Statement”) relating to the Registered Fixed Account Option offered by this prospectus. This prospectus has been filed as a part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and the exhibits and reference is hereby made to such Registration Statement and exhibits for further information relating to the Company and the Contracts (including the Registered Fixed Account Option). The Company’s annual report on Form 10-K was filed with the SEC on [                    ] via EDGAR File No. [            ]. The Form 10-K contains information for the period ended December 31, [    ], about the Company, including consolidated audited financial statements for the Company’s latest fiscal year. The Company’s Form 10-K is incorporated by reference into this prospectus. In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering, are also incorporated by reference into this prospectus. We are not incorporating by reference any documents or information deemed to have been furnished instead of filed under SEC rules, such as current reports on Form 8-K furnished under Item 2.02 or Item 7.01.

TO BE UPDATED BY AMENDMENT. There have been no material changes in the Company’s affairs which have occurred since the latest fiscal year for which audited consolidated financial statements were included in the Form 10-K or which have not been described in a Form 10-Q or Form 8-K filed by the Company under the Exchange Act.

If requested, the Company will furnish, without charge, a copy of any and all of the reports or documents that have been incorporated by reference into this prospectus. You may direct Your requests to the Company at the Administrative Office. The telephone number is 1-                    . You may also access the incorporated reports and other documents at www.metlife.com.

The Company files periodic reports as required under the Exchange Act (including Form 10-K, 10-Q and 8-K). You may also read and copy any materials that the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

EXPERTS

Legal matters in connection with federal laws and regulations affecting the issue and sale of the Contracts described in this prospectus and the organization of the Company, its authority to issue such Contracts under New York state law and the validity of the forms of the Contracts under New York state law have been passed on by legal counsel for the Company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO BE UPDATED BY AMENDMENT. The consolidated financial statements, and the related financial statement schedules, incorporated by reference in this Prospectus from the Metropolitan Life Insurance Company and subsidiaries (the “Company”) Annual Report on Form 10-K for the year ended December 31, [        ], have been audited by [                    ], an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The principal business address of [                                        ].

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following is an itemized list of the estimated expenses to be incurred in connection with the securities being offered:

Amount of SEC registration fee (actual) - $0

Auditor’s Fees and Expenses: $7,000

Legal Fees and Expenses: $30,000

Printing Expenses: $3,000

Total: $40,000

Item 15. Indemnification of Directors and Officers

The Registrant’s parent, MetLife, Inc. (“MetLife”) has secured a Financial Institutions Bond in the amount of $50,000,000, subject to a $5,000,000 deductible. MetLife also maintains Directors’ and Officers’ Liability insurance coverage with limits of $400 million under which the Registrant and Registrant’s underwriter, as well as certain other subsidiaries of MetLife are covered. A provision in MetLife, Inc.’s by-laws provides for the indemnification (under certain circumstances) of individuals serving as directors or officers of certain organizations, including the Depositor and the Underwriter.

Item 16. Exhibits

Exhibit Number	Description

1(a).	Amended and Restated Distribution and Principal Underwriting Agreement among Metropolitan Life Insurance Company and MetLife Investors Distribution Company. (Filed with Post-Effective Amendment No. 6 to Registration Statement No. 333-190296/811-07534 for Metropolitan Life Separate Account E on Form N-4 on April 23, 2019. As incorporated herein by reference.)

1(b).	Form of Retail Sales Agreement (MLIDC Retail Sales Agreement 7-1-05)(LTC). (Filed with Post-Effective Amendment No.5 to Registration Statement No. 333-83716/811- 04001 for Metropolitan Life Separate Account E on Form N-4 on April 26, 2006. As incorporated herein by reference.)

1(c).	Form of Enterprise Selling Agreement 02-10 (MetLife Investors Distribution Company Sales Agreement). (Filed with Post-Effective Amendment No.5 to Registration Statement File No. 333-83716/811-04001 for Metropolitan Life Separate Account E on Form N-4 on April 13, 2010. As incorporated herein by reference.)

1(d).	Form of Enterprise Selling Agreement 09-12 (MetLife Investors Distribution Company Sales Agreement). (Filed with Post-Effective Amendment No.17 to Registration Statement File No. 333-83716/811-04001 for Metropolitan Life Separate Account E on Form N-4 on April 11, 2013. As incorporated herein by reference.)

2.	None.

4.	Contracts, Certificates and Endorsements

4(a).	Form of Gold Track Select Contract and Contract Schedule (New York Version) (M-14669 (4223)). For use with non-ERISA 403(b) plans. (Filed with Registration Statement No. 333-190296/811-04001 for Metropolitan Life Separate Account E on Form N-4 on August 1, 2013. As incorporated herein by reference.)

4(a)(i).	Form of Gold Track Select Certificate and Certificate Schedule (New York Version)(M-14672 (4223)). For use with non-ERISA 403(b) participants. (Filed with Registration Statement No. 333-190296/811-04001 for Metropolitan Life Separate Account E on Form N-4 on August 1, 2013. As incorporated herein by reference.)

4(a)(ii).	Fixed Account Rider (New York Version) (ML-14750A (4223)). For use with non-ERISA 403(b) contracts and certificates. (Filed with Pre-Effective Amendment No. 1 to

Exhibit Number	Description

Registration Statement No. 333-190296/811-04001 for Metropolitan Life Separate Account E on Form N-4 on November 1, 2013. As incorporated herein by reference.)

4(b).	Form of Gold Track Select Contract and Contract Schedule (New York Version)(M-14669 (Non-4223)). For use with ERISA 403(b), allocated 401 and 457 plans. (Filed with Registration Statement No. 333-190296/811-04001 for Metropolitan Life Separate Account E on Form N-4 on August 1, 2013. As incorporated herein by reference.)

4(b)(i).	Form of Gold Track Select Certificate and Certificate Schedule (New York Version) (M-14672 (Non-4223)). For use with ERISA 403(b), allocated 401 and 457 participants. (Filed with Registration Statement No. 333-190296/811-04001 for Metropolitan Life Separate Account E on Form N-4 on August 1, 2013. As incorporated herein by reference.)

4(b)(ii).	Fixed Account Rider (New York Version) (M-14708 (Non-4223)). For use with ERISA 403(b), allocated 401 and 457 contracts and certificates, except those subject to New York Deferred Compensation Board Rules. (Filed with Registration Statement No. 333-190296/811-04001 for Metropolitan Life Separate Account E on Form N-4 on August 1, 2013. As incorporated herein by reference.)

4(b)(iii).	Fixed Account Rider (New York Version) (M-22434 (Non-4223)). For use with 457 contracts and certificates in 457 plans subject to New York Deferred Compensation Board Rules. (Filed with Pre-Effective Amendment No. 1 to Registration Statement No. 333-190296/811-04001 for Metropolitan Life Separate Account E on Form N-4 on November 1, 2013. As incorporated herein by reference.)

4(c).	Form of Gold Track Select Contract and Contract Schedule (New York Version) (M-14634). For use with unallocated 401 plans. (Filed with Registration Statement No. 333-190296/811-04001 for Metropolitan Life Separate Account E on Form N-4 on August 1, 2013. As incorporated herein by reference.)

4(c)(i).	Fixed Account Rider (New York Version) (M-22155). For use with unallocated 401 contracts. (Filed with Registration Statement No. 333-190296/811-04001 for Metropolitan Life Separate Account E on Form N-4 on August 1, 2013. As incorporated herein by reference.)

4(d).	401(a)/403(a) Plan Endorsement (ML-401-3-NY (5/11)). (Filed with Registration Statement No. 333-190296/811-04001 for Metropolitan Life Separate Account E on Form N-4 on August 1, 2013. As incorporated herein by reference.)

4(e).	457(b) Plan Endorsement (Governmental and Tax-Exempt) (M-22493 (7/13)). (Filed with Registration Statement No. 333-190296/811-04001 for Metropolitan Life Separate Account E on Form N-4 on August 1, 2013. As incorporated herein by reference.)

4(f).	Roth 401 Endorsement (ML-G-Roth-401 (11/05)). (Filed with Registration Statement No. 333-190296/811-04001 for Metropolitan Life Separate Account E on Form N-4 on August 1, 2013. As incorporated herein by reference.)

4(g).	Tax-Sheltered Annuity Endorsement (ML-398-3 (12/08)). (Filed with Registration Statement No. 333-190296/811-04001 for Metropolitan Life Separate Account E on Form N-4 on August 1, 2013. As incorporated herein by reference.)

4(h).	Roth 403(b) Endorsement (ML-G-Roth-398 (11/05)). (Filed with Registration Statement No. 333-190296/811-04001 for Metropolitan Life Separate Account E on Form N-4 on August 1, 2013. As incorporated herein by reference.)

4(i).	Automatic Rollover Endorsement. (M-22472 (7/13)). (Filed with Registration Statement No. 333-190296/811-04001 for Metropolitan Life Separate Account E on Form N-4 on August 1, 2013. As incorporated herein by reference.)

4(j).	Cash Loan Rider (M-22172-A). (Filed with Registration Statement No. 333-190296/811-04001 for Metropolitan Life Separate Account E on Form N-4 on August 1, 2013. As incorporated herein by reference.)

Exhibit Number	Description

4(k).	Death Benefit Endorsement. (L-22120). For use with unallocated 401 contract. (Filed with Registration Statement No. 333-190296/811-04001 for Metropolitan Life Separate Account E on Form N-4 on August 1, 2013. As incorporated herein by reference.)

5.	Opinion re legality (to be filed by amendment).

8.	None.

12.	None.

15.	Letter re unaudited interim financial information: None.

23.	Consent of Independent Registered Public Accounting Firm (to be filed by amendment).

24.

Powers of Attorney for R. Glenn Hubbard; Denise M. Morrison; Cheryl W. Grise; Carlos M.  Gutierrez; Carla A. Harris; Gerald L. Hassell; David L. Herzog; Edward J. Kelly, III; William E. Kennard; Michel A. Khalaf; Catherine R. Kinney; Diana McKenzie; Mark A. Weinberger; John  McCallion; and Tamara Schock (Filed herewith.)

25.	Statement of eligibility of trustee: Not Applicable.

107.	Filing Fee Table (Filed herewith.)

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes as follows:

1.	To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that Paragraphs

(a) (1) i, ii, and iii do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Filings incorporating subsequent Exchange Act documents by reference:

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Request for acceleration of effective date or filing of registration statement becoming effective upon filing

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 17, 2022.

Metropolitan Life Insurance Company (Registrant)

By:	/s/ ROBIN WAGNER
Robin Wagner
Associate General Counsel

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 17, 2022.

*	Chairman of the Board and Director
R. Glenn Hubbard

*	President and Chief Executive Officer and Director
Michel A. Khalaf

*	Executive Vice President and Chief Financial Accounting Officer
John McCallion

*	Executive Vice President and Chief Accounting Officer
Tamara Schock

*	Director
Cheryl W. Grise

*	Director
Carla Harris

*	Director
Carlos M. Gutierrez

*	Director
Gerald L. Hassell

*	Director
David L. Herzog

*	Director
Edward J. Kelly, III

*	Director
William E. Kennard

*	Director
Catherine R. Kinney

*	Director
Diana McKenzie

*	Director
Denise M. Morrison

*	Director
Mark A. Weinberger

*By:	/s/ ROBIN WAGNER

Robin Wagner, Attorney-in-Fact, November 17, 2022

*Metropolitan Life Insurance Company. Executed by Robin Wagner, Esquire on behalf of those indicated pursuant to powers of attorney filed herewith.

Exhibit Index

EXHIBIT NUMBER	DESCRIPTION

24.	Powers of Attorney

107.	Filing Fee Table